EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Brent L. Peters, President and Chief Executive Officer
Telephone Number:	610-965-5959
E-mail:	blpeters@eastpennbank.com

EAST PENN FINANCIAL CORPORATION ANNOUNCES THE
PAYMENT OF AN INCREASED SEMI-ANNUAL CASH DIVIDEND FOR 2006

(January 23, 2006) - EMMAUS, PA - East Penn Financial Corporation (Nasdaq Capital Market: EPEN) announced that its Board of Directors approved the payment of a semi-annual cash dividend for 2006. The first of the two dividend payments for 2006 will be $0.11 per share on common stock and payable February 28, 2006 to all shareholders of record as of February 3, 2006.

Brent L. Peters, President and Chief Executive Officer, stated “This is the sixth consecutive year in a row that we have shared our financial success with our shareholders by paying a cash dividend that has been higher than those paid in previous years. This cash dividend represents an increase of $0.02 per share, or 22.2%, over the $0.09 per share cash dividend paid during the same period in 2005”.

East Penn Financial Corporation, with assets of approximately $400 million, is the bank holding company for its principal subsidiary, East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 8 branch locations. Additional information about East Penn Financial Corporation is available at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.